Coffee Holding Co., Inc.
                                4401 First Avenue
                                 P.O. Box 320208
                          Brooklyn, New York 11232-0005
                                 (718) 832-0800

                                  May 11, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


      Re:   Coffee Holding Co., Inc.
            Registration Statement on Form 10-SB
            Commission File No. 32457
            Filed Date: March 16, 2001

Dear Sir or Madam:

      Coffee Holding Co., Inc. (the "Company"), hereby voluntarily withdraws, effective the date hereof, the Company's Registration Statement on Form 10-SB (Commission File No. 32457). The Registration Statement was filed voluntarily by the Company.

      If you have any questions, please call me.

                                                              Very truly yours,

                                                              /s/ Andrew Gordon
                                                              -----------------
                                                              Andrew Gordon,
                                                              President